UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

IntraBiotics Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29993 (Commission File Number)	94-3200380 (IRS Employer Identification No.)

2483 East Bayshore Road, Suite 100
Palo Alto, California 94303
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 526-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     The information required by this item is contained in Item 5.02 below and is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     The information required by this item is contained in Item 5.02 below and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 20, 2005, IntraBiotics Pharmaceuticals, Inc. (the “Company”) announced that in accordance with its previously announced plans, it had terminated all of its regular employees and had entered into an agreement with Hickey & Hill, a firm that manages companies in transitions, to manage the Company’s day to day operations. In addition, Denis Hickey, a founding principal of Hickey & Hill, was appointed Chief Executive Officer of the Company on June 20, 2005. During the period that Hickey & Hill will handle the administration of the Company’s affairs, the Board of Directors (the “Board”) and selected consultants will evaluate any strategic alternatives that come to the Board’s attention, and the Company will not actively be conducting operations. The Company’s press release dated June 20, 2005 related to these events is attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.

     Under the agreement with Hickey & Hill, which is effective June 20, 2005, Hickey & Hill will be paid an up front fee of $20,000 and beginning in July 2005, a monthly fee of $9,000. These fees include Mr. Hickey’s compensation for service as the Company’s Chief Executive Officer. The agreement has an initial term of one year, but may be earlier terminated by either party under specified circumstances.

     Mr. Hickey, age 60, is a founding principal of Hickey & Hill. Since 2001, Mr. Hickey has performed advisory and management assignments for several clients of Hickey & Hill., in the marketing services, agriculture, high tech equipment and other industries. From June 2003 through November 2003, Mr. Hickey was acting CFO of force Protection, Inc., a manufacturer of mine protected vehicles. Mr. Hickey’s prior experience also includes serving as CEO, CFO or Controller for a number of companies, including some that were publicly traded, and he began his career in public accounting with Touche Ross & Co. (now Deloitte & Touche). Mr. Hickey will provide his services to the Company under the agreement between the Company and Hickey & Hill.

     Mr. Hickey replaces Henry J. Fuchs who was the Company’s Chief Executive Officer until June 15, 2005 when his employment terminated in connection with the transition described above. Mr. Fuchs will continue to serve on the Company’s Board. In connection with the appointment of Mr. Hickey and the entry into the agreement with Hickey & Hill, Gregory W. Schafer, a consultant of the Company who serves as its Chief Financial Officer, announced his intention to resign his position, effective upon the filing of the Company’s Form 10-Q for its quarter ended June 30, 2005. It is anticipated that Mr. Hickey will be appointed as the Company’s Chief Financial Officer, effective upon that date.

     In addition, the Company announced that three of its directors, Ernest Mario, Gary Lyons and Jerry Jackson, had resigned. The resignations occurred on June 16, 2005. On June 20, 2005, the Board approved a fee of $3,750 per quarter to be paid to each member of the Audit Committee. Previously, members of the Company’s Audit Committee did not receive any additional cash compensation for service on the Audit Committee.

     As a result of the resignations, the Board currently consists of four directors, Mr. Fuchs, Jack S. Remington, Kevin C. Tang, and Mark L. Perry. On June 20, 2005, Mr. Perry announced his intention not to seek reelection to the Board upon the expiration of his term of office. Mr. Perry’s term of office ends upon the Company’s 2005 Annual Meeting, which the Company currently expects to hold in the fourth quarter of 2005.

     On June 20, 2005, the Company notified the Nasdaq National Market (“Nasdaq”) that due to the director resignations, the Board is no longer comprised of a majority of independent directors (as defined in Nasdaq Marketplace Rule 4200(a)(15)) as required by Nasdaq Marketplace Rule 4350(c)(1). In addition, the Company notified Nasdaq that due to a vacancy on its Audit Committee, it is not currently in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A), which requires that an audit committee be comprised of at least three independent members (as defined in Nasdaq Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3.) Of the Board’s four current members, two are independent (as defined in Nasdaq Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3) and two are not independent. The Audit Committee is currently comprised of the two independent members, Mr. Perry and Mr. Remington, one of whom has been determined by the Board to be an “audit committee financial expert.”

     Both Nasdaq Marketplace Rule 4350(c)(1) and Nasdaq Marketplace Rule 4350(d)(2)(A) provide for a cure period, whereby the Company has until the earlier of its next annual meeting or June 16, 2006 to regain compliance with these rules. The Company is in the process of identifying new candidates to serve on its Board and intends to regain compliance with the above referenced rules on or prior to the date of its 2005 Annual Meeting. In addition, one of the Company’s current non-independent directors will become “independent,” as such term is defined under Nasdaq Marketplace Rule 4200(a)(15), in January 2006.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits. The following documents are filed as exhibits to this report:

          99.1 Press Release dated June 20, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTRABIOTICS PHARMACEUTICALS, INC. Date: June 20, 2005
By:	/s/ Gregory W. Schafer
Gregory W. Schafer
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Document Description
99.1	Press Release dated June 20, 2005